Exhibit 10.7
MORGANS HOTEL GROUP CO.
2011 EXECUTIVE PROMOTED INTEREST BONUS POOL AWARD AGREEMENT
2011 EXECUTIVE PROMOTED INTEREST BONUS POOL AWARD AGREEMENT made as of the date set forth on Schedule A hereto by and among MORGANS HOTEL GROUP CO., a Delaware corporation (the “Company”), MORGANS GROUP LLC, a Delaware limited liability company (the “Operating Company”), and the party listed on Schedule A (the “Grantee”).
RECITALS
A. The Grantee is a senior management employee of the Company and provides services to the Operating Company.
B. The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) approved this and other 2011 long-term bonus pool awards (“2011 Bonus Pool Awards”) to provide certain senior management employees of the Company, including the Grantee, in connection with their employment with the incentive compensation described in this Award Agreement (this “Agreement” or this “Award Agreement”) and thereby provide additional incentive for them to promote the progress and success of the business of the Company and its Affiliates. 2011 Bonus Pool Awards were approved by the Committee pursuant to authority delegated to it by the Board. This Agreement evidences one award (this “Award”) in a series of substantially identical 2011 Bonus Pool Awards and is subject to the terms and conditions set forth herein.
C. The Committee, effective as of the grant date specified in Schedule A hereto, awarded to the Grantee the participation percentage in the promoted interest bonus pool provided herein, as set forth in Schedule A.
NOW, THEREFORE, the Company, the Operating Company, and the Grantee agree as follows:
1. Administration
This Award and all other 2011 Bonus Pool Awards shall be administered by the Committee; provided that all powers of the Committee hereunder can be exercised by the full Board if the Board so elects. The Committee, in its sole and absolute discretion, may make at any time any provision for lapse of forfeiture restrictions and/or accelerated vesting under this Agreement of some or all of the Grantee’s unvested Award Participation that has not previously been forfeited.
2. Definitions
Capitalized terms used herein shall have the meanings set forth below:
“Affiliate” means, with respect to the Company, any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary.
“Award Participation” has the meaning set forth in Section 3.

“Award Period” means the period from and after the date of Grantee’s admission as an Employee Member and to and including the earlier to occur of (i) the third anniversary of the Effective Date and (ii) the termination of Grantee’s Continuing Service.
“Baseline Value” means $8.87.
“Bonus Pool Unit” means a unit of membership interest in Promote Pool LLC. The Bonus Pool Units shall be issued in different series, with each series corresponding to a separate Eligible Promoted Interest held by Promote Pool LLC or a wholly-owned subsidiary thereof.
“Cause” means: (A) if the Grantee is or was a party to a Service Agreement prior to such termination, and “Cause” is defined therein, then “Cause” shall have the meaning set forth in such definition, or (B) if the Grantee is not and was not party to a Service Agreement prior to such termination or the Grantee’s Service Agreement does not define “Cause” or a substantially equivalent term, then “Cause” shall mean:
(i) the Grantee’s willful and continued failure to substantially perform his duties with the Company (other than any such failure resulting from the Grantee’s incapacity due to physical or mental illness or any such failure after his issuance of a notice of termination for Good Reason), after a written demand for substantial performance is delivered to the Grantee by the Board, which demand specifically identifies the manner in which the Board believes that the Grantee has not substantially performed his duties;
(ii) a material breach by Grantee of his Service Agreement;
(iii) the Grantee’s willful commission of an act of fraud, theft or dishonesty resulting in economic, financial or material reputational injury to the Company;
(iv) the Grantee’s conviction of, or entry by the Grantee of a guilty or no contest plea to, the commission of a felony; or
(v) the Grantee willfully engages in other misconduct materially injurious to the Company.
For purposes of this provision, no act or omission on the part of the Grantee shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the act or omission was in the best interests of the Company. Any act or omission based upon a resolution duly adopted by the Board or advice of counsel for the Company shall be conclusively presumed to have been done or omitted in good faith and in the best interests of the Company. The cessation of employment of the Grantee shall not be deemed to be for Cause unless and until there shall have been delivered to the Grantee a copy of a resolution duly adopted by the majority of the Board (excluding the Grantee, if the Grantee is then a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Grantee and the Grantee is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Grantee is guilty of the conduct giving rise to Cause for termination, and specifying the particulars thereof in detail.
“Code” means the Internal Revenue Code of 1986, as amended.

“Common Share” means a share of the Company’s common stock, par value $0.01 per share.
“Common Share Price” means, as of a particular date, the average of the Fair Market Value of one Common Share over the thirty (30) consecutive trading days ending on, and including, such date (or, if such date is not a trading day, the most recent trading day immediately preceding such date).
“Common Share Return Condition” shall be deemed to be satisfied as of any date of determination if the Common Share Price, as of such date, shall be at least equal to (x) the Baseline Value multiplied by (y) an amount equal to (i) the sum of one plus the Target Return raised to (ii) the n/365th power, where “n” equals the number of days that has elapsed from and including the Effective Date to but excluding the date of determination.
“Continuous Service” means the continuous service, without interruption or termination, as a an employee or director of Company or an Affiliate. Continuous Service shall not be considered interrupted in the case of (among other things)—
(A) any approved leave of absence,
(B) transfers among the Company and any Affiliate, or any successor, in any capacity of director or employee, or
(C) any change in status as long as the individual remains in the service of the Company or any Affiliate of the Company in the capacity of employee or director.
An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.
“Designated Participation Percentage” means, with respect to any series of Employee Units, the lesser of 50% or the percentage determined by the Independent Committee at the time it approves the contribution of the applicable Eligible Promoted Interest in Promote Pool LLC, if such Eligible Promoted Interest did not satisfy the Safe Harbor Requirements as of the applicable Initial Closing.
“Disability” means:
(A) if the Grantee is or was a party to a Service Agreement prior to the applicable event, and “Disability” is defined therein, then “Disability” shall have the meaning set forth in such definition, or
(B) if the Grantee is not and was not a party to a Service Agreement prior to such event or the Grantee’s Service Agreement does not define “Disability” or a substantially equivalent term, then “Disability” shall mean a disability which renders the Grantee incapable of performing all of his or her material duties for 180 business days during any consecutive twelve month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company and acceptable to the Grantee or the Grantee’s legal representative or by the insurance company which insures the Company’s long-term disability plan in which the Grantee is eligible to participate.
“Effective Date” means March 20, 2011.

“Eligible Promoted Interest” means a Promoted Interest that the Company or any entity through which the Company directly or indirectly acquires or has the right to acquire, or is created, in a transaction as to which the Initial Closing occurs during the Award Period and that satisfies either of the following requirements as of the Initial Closing:
(i) The Investment Committee (with the affirmative vote of its independent member) shall have determined in good faith that the applicable Promoted Interest satisfies the Safe Harbor Requirements; or
(ii) The terms of the hotel acquisition or development transaction, including the contribution of the applicable Promoted Interest to Promote Pool LLC, shall have been approved in good faith by the Independent Committee.
The determination as to whether a Promoted Interest that does not satisfy the Safe Harbor Requirements shall be deemed to be an Eligible Promoted Interest, and the Designated Participation Percentage with respect to such Eligible Promoted Interest, shall be made in good faith by the Independent Committee and shall be conclusive.
In the case of an Eligible Promoted Interest that the Company, the Operating Company, Promote Pool LLC, or a wholly owned subsidiary of the Company acquires or has the right to acquire, the Eligible Promoted Interest will consist of the entire applicable Promoted Interest. In the case of an Eligible Promoted Interest that any other entity in which the Company or the Operating Company has a direct or indirect equity interest acquires, or has the right to acquire, the “Eligible Promoted Interest” will, at the election of the Managing Member, consist of either (x) an assignment of the proceeds received by the Company, the Operating Company, or a wholly owned subsidiary of the Company with respect to the applicable Promoted Interest, or (y) a special allocation of the portion of such direct or indirect interest in the Eligible Promoted Interest that is owned by the Company, the Operating Company, or a wholly owned subsidiary that represents their respective direct or indirect interest in the Promoted Interest owned by such other entity.
An Eligible Promoted Interest can consist of either an equity interest in a Hotel Investment Entity or a contractual right to share in some or all of the profits, losses, or gains of a Hotel Investment Entity (a “Contractual Right”) or one or more hotel properties owned by a Hotel Investment Entity.
For the avoidance of doubt, an incentive management fee or other amount measured by a percentage of gross revenues, gross operating profit, net house profit, or similar performance measure and payable to the Company, or any entity through which the Company, directly or indirectly, holds an equity interest or a Contractual Right, as compensation for the performance of management services shall not be an Eligible Promoted Interest.
For the further avoidance of doubt, no Promoted Interest as to which the Initial Closing occurs after the Award Period shall be deemed to be an “Eligible Promoted Interest.”
“Employee Member” means a member of Promote Pool LLC other than the Managing Member or any other subsidiary of the Company.
“Employee Unit” means any Bonus Pool Unit that is held by an Employee Member or a permitted transferee thereof (other than Managing Member or any other subsidiary of the Company).

“Fair Market Value” means, as of any given date, the fair market value of a security, an Eligible Promoted Interest, or other property determined by the Committee using any reasonable method and in good faith (such determination will be made in a manner that satisfies Section 409A of the Code and in good-faith as required by Section 422(c)(1) of the Code); provided that, with respect to a Common Share, “Fair Market Value” means the value of such Common Share determined as follows: (A) if on the determination date the Common Shares are listed on the New York Stock Exchange, The NASDAQ Stock Market, Inc. or another national securities exchange or is publicly traded on an established securities market, the Fair Market Value of a Common Share shall be the closing price of the Common Shares on such exchange or in such market (if there is more than one such exchange or market, the Committee shall determine the appropriate exchange or market) on the determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the high and low sale prices on such trading day) or, if no sale of Common Shares is reported for such trading day, on the next preceding day on which any sale shall have been reported; or (B) if the Common Shares are not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value of the Common Share shall be the value of the Common Shares as determined by the Committee in good faith in a manner consistent with Section 409A of the Code.
“Good Reason” means: (A) if the Grantee is or was a party to a Service Agreement prior to such termination, and “Good Reason” is defined therein, then “Good Reason” shall have the meaning set forth in such Service Agreement, or (B) if the Grantee is not and was not party to a Service Agreement prior to such termination or the Grantee’s Service Agreement does not define “Good Reason” or a substantially equivalent term, so long as the Grantee terminates his or her employment within thirty (30) days after the Grantee has actual knowledge of the occurrence, without the written consent of the Grantee, of one of the following events that has not been cured within thirty (30) days after written notice thereof has been given by Grantee to the Company, then “Good Reason” shall mean:
(iii) the assignment to the Grantee of duties materially inconsistent with the Grantee’s title, position, status, reporting relationships, authority, duties or responsibilities as contemplated in his Service Agreement, or any other action by the Company which results in a material diminution in the Grantee’s title, position, status, reporting relationships, authority, duties or responsibilities, other than insubstantial or inadvertent actions not taken in bad faith which are remedied by the Company within fifteen (15) business days after receipt of notice thereof given by the Grantee;
(iv) any material failure by the Company to comply with any of the provisions of the Service Agreement, other than insubstantial or inadvertent failures not in bad faith which are remedied by the Company promptly after receipt of notice thereof given by the Grantee;
(v) any failure by the Company to obtain the assumption of his Service Agreement by a successor to all or substantially all of the business or assets of the Company; or
(vi) if his Service Agreement provides that the Executive will be nominated for election as a director of the Company, any failure by the Board to nominate the Executive for election as a director of the Company in accordance with the Service Agreement, or any failure of the Executive to be elected to be a member of the Board; or

(vii) any requirement that the Grantee’s principal place of employment be at a location more than 50 miles from his principal place of employment on the date of this Agreement, resulting in a material increase in distance from the Grantee’s residence to his new place of employment;
“Hotel Investment Entity” means a limited liability company, limited partnership, corporation, or other form of business entity that owns, directly or indirectly, or proposes to acquire or develop, one or more hotels or other hospitality-related properties. Neither the Company nor any consolidated subsidiary of the Company shall be deemed to be a Hotel Investment Entity.
“Independent Committee” means a committee (either standing or ad hoc) of the Board that has the responsibility and authority for determining whether a Promoted Interest that does not satisfy the Safe Harbor Requirements will nonetheless be contributed to Promote Pool LLC and, if so, what the Designated Participation Percentage with respect to such Promoted Interest will be.
“Initial Closing” means, with respect to any Eligible Promoted Interest, the date of the closing of the transaction as the result of which the Company, a consolidated subsidiary thereof, Promote Pool LLC, or any entity through which such Eligible Promoted Interest is held, and one or more unaffiliated persons become equity owners of the Hotel Investment Entity (or obtains a Contractual Right) related to such Eligible Promoted Interest. The independent member of the Investment Committee shall determine, in good faith, when the Initial Closing occurs with respect to any Eligible Promoted Interest.
“Investment Committee” means a management committee, established by the Board that includes at least one independent director that is delegated authority, among other things, to approve the terms of investments in Hotel Investment Entities and determine whether Promoted Interests in Hotel Investment Entities satisfy the Safe Harbor Requirements.
“LLC Agreement” means the limited liability company agreement of Promote Pool LLC, as it may be amended from time to time in accordance with its terms, that the Managing Member will enter in accordance with Section 7(a). The LLC Agreement will contain the provisions set forth on Exhibit A attached hereto and such other terms and conditions as the Committee shall in good faith determine are necessary or appropriate for implementing the provisions and accomplishing the objectives of this Award Agreement and the Award Agreements of other recipients of 2011 Bonus Pool Awards.
“Managing Member” means the Operating Company, or a wholly-owned subsidiary thereof, in its capacity as managing member of Promote Pool LLC.
“Member” means a member of Promote Pool LLC, which shall be either the Managing Member or an Employee Member.
“Opening” means, with respect to any Eligible Promoted Interest, the date on or after the Initial Closing on which all construction, development, and major renovation work is completed and substantially all of the rooms and other facilities in the applicable hotel are open for business. If the applicable hotel is operating as of the Initial Closing and the business plan relating to the hotel does not contemplate a substantial renovation or redevelopment of the hotel that will result in material disruption of the operations of the hotel for an extended period, the Opening shall be deemed to occur at the same time as the Initial Closing. If the business plan for such hotel contemplates such renovation or redevelopment, the Opening shall be deemed to occur following the completion of such renovation or redevelopment and substantially all of the rooms and other facilities in the applicable hotel are open for business. With respect to an Eligible Promoted Interest in a Hotel Investment Entity that owns direct or indirect interests in more than one hotel property, an Opening shall be deemed to occur with respect to any such hotel property when such hotel property meets the foregoing requirements. The independent member of the Investment Committee shall in good faith determine when an Opening occurs with respect to any Eligible Promoted Interest.

“Partial Sale Event” means, with respect to any Eligible Promoted Interest, the date on which (x) the applicable Hotel Investment Entity’s direct or indirect ownership interest in the applicable hotel property is reduced by reason of a disposition of an interest in such property to a third party; or (y) Promote Pool LLC’s direct or indirect ownership interest in such Eligible Promoted Interest is reduced by reason of a disposition of an interest in such Eligible Promoted Interest to a third party. With respect to an Eligible Promoted Interest in a Hotel Investment Entity that owns direct or indirect interests in more than one hotel property, a Partial Sale Event described in clause (x) above with respect to any such hotel property shall be deemed to occur when the Hotel Investment Entity’s direct or indirect ownership interest in such hotel property is reduced. The independent member of the Investment Committee shall in good faith determine when a Partial Sales Event occurs with respect to any Eligible Promoted Interest.
“Participation Amount” has the meaning set forth in Section 3.
“Participation Percentage” means, as of any date of determination, the percentage set forth opposite such term on Schedule A hereto.
“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, other entity or “group” (as defined in the Exchange Act).
“Promoted Interest” means an interest in a Hotel Investment Entity, or other Contractual Right, that represents a right to participate in profits, losses, and gains of the Hotel Investment Entity in excess of amounts attributable to the percentage of capital contributions made by the Company and its subsidiaries in the Hotel Investment Entity. For the avoidance of doubt, an incentive management fee or other amount measured by a percentage of gross revenues, gross operating profit, net house profit, or similar performance measure and payable to the Company or any entity holding such Interests as compensation for the performance of management services shall not be a Promoted Interest .
“Promoted Interest Proceeds” means, with respect to any Eligible Promoted Interest, the amount of any cash (or cash equivalent) distributions or dividends received by Promote Pool LLC with respect to such Eligible Promoted Interest or, if Promote Pool LLC receives any other property in exchange for or as a distribution with respect to an Eligible Promoted Interest, any cash (or cash equivalents) received as a distribution or dividend with respect to or upon the sale or disposition of such other property. In the case of the removal by the Company of the designation of an Eligible Promoted Interest as part of the Promoted Interest Bonus Pool, such removal shall be treated as a disposition of the Eligible Promoted Interest for an amount of cash equal to its Fair Market Value and an amount equal to such Fair Market Value shall be deemed to be Promoted Interest Proceeds hereunder.

“Promote Pool LLC” means MHG Employee Promoted Interest LLC, a to-be-formed Delaware limited liability company, or its successor.
“Qualified Management Agreement” means a hotel management agreement under which the Company or a consolidated subsidiary of the Company is the manager that contains terms that satisfy the requirements set forth in that certain letter delivered by the Company to Grantee concurrently with the execution of this Award, as determined by the Investment Committee in good faith.
“Qualified Termination” has the meaning set forth in Section 4.
“Safe Harbor Requirements” means, with respect to any Eligible Promoted Interest, the following requirements:
(i) The Company or one of its consolidated subsidiaries is manager of the hotel properties owned, directly or indirectly, by the Hotel Investment Entity pursuant to a Qualified Management Agreement;
(ii) The percentage interest acquired by the Company or any of its consolidated subsidiaries in the applicable Hotel Investment Entity does not exceed twenty percent (20%), without taking into account the applicable Promoted Interest;
(iii) The value of the aggregate capital contribution or capital commitment of the Company and its consolidated subsidiaries does not exceed $20 million; and
(iv) The equity investment by the Company and its consolidated subsidiaries must be on no less favorable terms, in any material respect, than the equity investment to the other investors in the Hotel Investment Entity (without taking into account the applicable Promoted Interest) or, if the equity investment by the other investors was made more than one year before the Initial Closing with respect to such Eligible Promoted Interest is anticipated to occur, the equity investment by the Company and its consolidated subsidiaries must be made based on the Fair Market Value of the interests acquired in the Hotel Investment Entity.
The determination by the Investment Committee as to whether a Promoted Interest satisfies the Safe Harbor Requirements shall be made in good faith and shall be conclusive.
“Sale Event” means, with respect to any Eligible Promoted Interest, the earlier of the date on which (x) the applicable Hotel Investment Entity no longer holds a direct or indirect ownership interest in the applicable hotel property or (ii) Promote Pool LLC no longer holds, directly or indirectly, such Eligible Promoted Interest. With respect to an Eligible Promoted Interest in a Hotel Investment Entity that owns direct or indirect interests in more than one hotel property, a Sale Event described in clause (x) above with respect to any such hotel property shall be deemed to occur when the Hotel Investment Entity no longer owns a direct or indirect ownership interest in such hotel property. The independent member of the Investment Committee shall in good faith determine when a Sales Event occurs with respect to any Eligible Promoted Interest.
“Securities Act” means the Securities Act of 1933, as amended.

“Service Agreement” means, as of a particular date, any employment, consulting or similar service agreement then in effect between the Grantee, on the one hand, and the Company or one of its Affiliates, on the other hand, as amended or supplemented through such date; provided that, if no such agreement is then in effect, “Service Agreement” shall mean any employment, consulting or similar service agreement most recently in effect (on or after the Effective Date) prior to such date, as amended or supplemented, between the Grantee, on the one hand, and the Company or one of its Affiliates, on the other hand.
“Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.
“Target Return” shall be equal to nine percent (9%) per annum, compounded annually.
“Transfer” has the meaning set forth in Section 6.
3. Promoted Interest Bonus Pool Award; Vesting
(a) The Operating Company hereby grants to Grantee this Award consisting of the right, subject to the terms and conditions of this Award Agreement, to be admitted as an Employee Member of Promote Pool LLC and to receive the Participation Percentage of each series of the Employee Units issued by Promote Pool LLC during the Award Period (the “Award Participation”). The Award Participation (A) will be subject to forfeiture as provided in Section 3(c) and in Section 4 and (B) will be subject to vesting as provided below in Section 3(b) and in Section 4. At any time, the Committee may grant additional 2011 Bonus Pool Awards with such Participation Percentages set forth therein as the Committee may determine, in its sole discretion, provided that the total Participation Percentages of all 2011 Bonus Pool Awards (including this Award) outstanding at any time shall not exceed 100%.
(b) The interest of Grantee in each series of Employee Units issued to Grantee during the Award Period shall be eligible for vesting based on a combination of (i) the satisfaction of the vesting conditions relating to the hotel properties applicable to the Eligible Promoted Interest related to such series of Employee Units, as set forth below in this Section 3(b) and (ii) the passage of time (three years or a shorter period in certain circumstances as provided in Section 4) as provided in this Section 3(b). The Grantee’s interest in a series of Employee Units shall become vested in the following amounts, at the following times, and upon the following conditions, provided that the Continuous Service of the Grantee continues through and on the applicable vesting date described below or the accelerated vesting date provided in Section 4 hereof, as applicable:
(i)	one-third of Grantee’s interest in such series of Employee Units shall become vested on the later to occur of —
(A)	the third anniversary of the Effective Date (or any accelerated vesting date provided in Section 4 hereof, if applicable ) and
(B)	the Initial Closing with respect to the applicable Eligible Promoted Interest; and

(ii)	one-third of Grantee’s interest in such series of Employee Units shall become vested on the later of to occur of —
(A)	the third anniversary of the Effective Date (or any accelerated vesting date provided in Section 4 hereof, if applicable ) and
(B)	the Opening with respect to the applicable Eligible Promoted Interest;
provided that, in the case of an Eligible Promoted Interest in Hotel Investment Entity that owns direct or indirect interests in more than one hotel property, a percentage of Grantee’s interest in such series of Employee Units equal to (I) one-third divided by (II) the number of such hotel properties shall become vested on the later of to occur of (x) the date specified in paragraph (A) above and (y) the Opening of any such hotel property; and
(iii)	one-third of Grantee’s interest in such series of Employee Units shall become vested on the later of to occur of —
(A)	the third anniversary of the Effective Date and
(B)	the Sale Event with respect to the applicable Eligible Promoted Interest.
provided that, in the case of an Eligible Promoted Interest in a Hotel Investment Entity that owns direct or indirect interests in more than one hotel property, a percentage of Grantee’s interest in such series of Employee Units equal to (I) one-third divided by (II) the number of such hotel properties, shall become vested on the later to occur of (x) the date specified in paragraph (A) above and (y) the Sale Event with respect to any such hotel property; and
provided further that, in the event a Partial Sale Event occurs with respect to an Eligible Promoted Interest, a percentage of Grantee’s interest in such series of Employee Units equal to (I) one-third multiplied by (II) the percentage of the Fair Market Value of the direct or indirect interest in the applicable Hotel Investment Entity or hotel property that was disposed of in such Partial Sale Event, as determined in good faith by the Investment Committee, shall become vested on the later to occur of (x) the date specified in paragraph (A) above and (y) the Partial Sale Event with respect to any such hotel property; and
provided further that, in the event a Partial Sale Event occurs with respect to a particular hotel property in the case of a Hotel Investment Entity that holds more than one property, a percentage of Grantee’s interest in such series of Employee Units equal to (I) one-third multiplied by (II) the percentage of the Fair Market Value of the direct or indirect interest in the applicable hotel property that was disposed of in such Partial Sale Event, as determined in good faith by the Investment Committee, divided by (III) the number of such hotel properties owned by such Hotel Investment Entity, shall become vested on the later of to occur of (x) the date specified in paragraph (A) above and (y) the Partial Sale Event with respect to any such hotel property; and
provided further that, in the event a Sale Event occurs with respect to an Eligible Promoted Interest (or with respect to a particular hotel property in the case of a Hotel Investment Entity that holds more than one property) without an Opening having occurred with respect thereto, then such Sale Event shall also be deemed to constitute the Opening with respect to such Eligible Promoted Interest for purpose of Section 3(b)(ii).

(c) Any portion of Grantee’s interest in any series of Employee Units that has not become vested pursuant to Section 3(b) and Grantee’s Award Participation shall, without payment of any consideration by the Company or Promote Pool LLC, automatically and without notice be forfeited and be and become null and void upon the termination of the Continuous Service of Grantee (other than by reason of a Qualified Termination, death or Disability), and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested portion of the Grantee’s Employee Units and in future issuances of Employee Units by Promote Pool LLC.
(d) In the event that a Hotel Investment Entity with respect to which Promote Pool LLC holds an Eligible Promoted Interest receives a new hotel property in exchange for another hotel property, with the result that Promote Pool LLC thereafter holds an Eligible Promoted Interest in such new hotel property, the vesting percentage that applied to the applicable series of Employee Units immediately prior to such exchange shall remain in effect with respect to such series following the exchange.
4. Termination of Grantee’s Continuous Service; Death and Disability
(a) If the Grantee is or was a party to a Service Agreement and his or her Continuous Service terminates, the applicable provisions of this Section 4 shall govern the treatment of the Grantee’s Award Participation, unless the Service Agreement contains provisions that expressly refer to this Section 4(a) and provides that those provisions of the Service Agreement shall instead govern the treatment of the Grantee’s Award Participation upon such termination. The foregoing sentence will be deemed an amendment to any applicable Service Agreement to the extent required to apply its terms consistently with this Section 4, such that, by way of illustration, any provisions of the Service Agreement with respect to accelerated vesting or payout or the lapse of forfeiture restrictions relating to the Grantee’s incentive or other compensation awards in the event of certain types of termination of the Grantee’s Continuous Service with the Company (such as, for example, termination at the end of the term, termination without Cause by the employer or termination for Good Reason by the employee) shall not be interpreted as requiring that vesting occur with respect to this Award other than as specifically provided in Section 3(b) and this Section 4.
(b) In the event of termination of the Grantee’s Continuous Service by (A) the Company without Cause, (B) the Grantee for Good Reason, or (C) by reason of the death or Disability of Grantee (each of the events described in (A), (B) and (C), a “Qualified Termination”), then the Award Participation shall terminate with respect to any future issuances of Employee Units and the Award Period shall terminate, each effective upon termination of Grantee’s Continuing Service, but the following provisions of this Section 4(b) shall modify the vesting of each series of Employee Units then held by Grantee:
(i) the vesting conditions set forth in Sections 3(b)(i)(A) and 3(b)(ii)(A) (but not under Section 3(b)(iii)(A)) shall be deemed to have been satisfied with respect to each series of Employee Units held by Grantee as of the effective date of such Qualified Termination; and

(ii) the Grantee’s interest in each series of Employee Units then held by Grantee shall vest under Sections 3(b)(i) and 3(b)(ii), to the extent provided in such sections, upon the satisfaction of the vesting conditions set forth in Sections 3(b)(i)(B) and 3(b)(ii)(B), as applicable (to the extent that any such condition shall not previously have been satisfied), as if such Qualified Termination had not occurred.
Upon the occurrence of a Qualified Termination, the unvested portion of Grantee’s interest in each series of Employee Units then held by Grantee that is subject to vesting upon the conditions set forth in Section 3(b)(iii) shall be forfeited, with the consequences set forth in the LLC Agreement.
(c) In the event of a termination of the Grantee’s Continuous Service other than a Qualified Termination, the Award Participation shall terminate with respect to any future issuances of Employee Units and the Award Period shall terminate, each effective upon termination of Grantee’s Continuing Service, and Grantee’s unvested interest in each series of Employee Units then held by Grantee shall be forfeited, with the consequences set forth in the LLC Agreement as described in Exhibit A, and shall no longer be subject to future vesting pursuant to Section 3(b)(i), 3(b)(ii), or 3(b)(iii), without payment of any consideration by the Company or Promote Pool LLC, automatically and without notice, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such Award Participation or such unvested interest in any series of Employee Units, other than with respect to any interest in any series of Employee Units that may have vested pursuant to Section 3(b)(i), 3(b)(ii), or 3(b)(iii)prior to such termination of Grantee’s Continuous Service.
5. Promote Pool LLC Units
(a) Formation of Promote Pool LLC. Prior to the Initial Closing of the first transaction in which the Company or any entity will receive an Eligible Promoted Interest after the Effective Date, the Company will organize Promote Pool LLC and enter into the LLC Agreement.
(b) Contribution of Eligible Promoted Interests. At the Initial Closing with respect to any Eligible Promoted Interest, Promote Pool LLC (or a wholly owned subsidiary thereof) will become a member or partner in, or acquire a Contractual Right with respect to, the applicable Hotel Investment Entity and, in that capacity, will acquire the Eligible Promoted Interest, or the Operating Company (or a subsidiary thereof) shall contribute the Eligible Promoted Interest to Promote Pool LLC.
(c) Issuance of Employee Units. Concurrently with the Initial Closing with respect to any Eligible Promoted Interest, the Managing Member shall amend the LLC Agreement to create a new series of Bonus Pool Units relating to the Eligible Promoted Interest. The portion of the Bonus Pool Units issued to Employee Members concurrently with the Initial Closing shall, as of such date, represent an aggregate interest in the applicable Eligible Promoted Interest equal to the Designated Participation Percentage with respect to such series of Bonus Pool Units. If the Initial Closing with respect to such Eligible Promoted Interest occurs during the Award Period, Promote Pool LLC shall issue to Grantee, concurrently with such Initial Closing, a percentage of the applicable series of Employee Units equal to the product of (i) his or her Participation Percentage as of such date times (ii) the Designated Participation Percentage with respect to such series of Bonus Pool Units.

(d) Distributions. Following the receipt by Promote Pool LLC or any of its wholly-owned subsidiaries of any Promoted Interest Proceeds, Promote Pool LLC shall distribute such Promoted Interest Proceeds to the Members in accordance with the terms and conditions of the LLC Agreement. The LLC Agreement will include provisions relating to distributions in substantially the form set forth on Exhibit A attached hereto.
6. Restrictions on Transfer
Subject to the next sentence, no portion of the Award Participation granted hereunder shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of, encumbered, whether voluntarily or by operation of law (each such action a “Transfer”). This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. Notwithstanding the foregoing, in the event Managing Member elects to sell or otherwise dispose of all or any portion of its interest in any series of interests in Promote Pool LLC to an unaffiliated third party, Managing Member shall ensure that such third party offers to acquire all or the comparable percentage (as the case may be) of the Employee Units in such Series held by each holder of such series of Employee Units, on the same terms and conditions as such unaffiliated third-party is acquiring the interests of the Managing Member, in accordance with such procedures for such offer and purchase as the Managing Member shall reasonably establish for such purpose.
7. Miscellaneous
(a) Amendments. This Agreement may be amended or modified only with the consent of the Company acting through the Committee; provided that any such amendment or modification materially and adversely affecting the rights or obligations of the Grantee hereunder must be consented to by the Grantee to be effective as against him. Notwithstanding the foregoing, this Agreement may be amended in writing signed only by the Company to correct any errors or ambiguities in this Agreement and/or to make such changes that do not materially adversely affect the Grantee’s rights or obligations hereunder. This grant shall in no way affect the Grantee’s participation or benefits under any other plan or benefit program maintained or provided by the Company.
(b) Committee Determinations. The Committee will make the determinations and certifications required by this Award as promptly as reasonably practicable following the occurrence of the event or events necessitating such determinations or certifications.
(c) Grantee Representations; Registration.
(i) The Grantee hereby represents and warrants that (A) he or she understands that he or she is responsible for consulting his or her own tax advisor with respect to the application of the U.S. federal income tax laws, and the tax laws of any state, local or other taxing jurisdiction to which the Grantee is or by reason of this Award may become subject, to his or her particular situation; (B) the Grantee has not received or relied upon business or tax advice from the Company, the Operating Company or any of their respective employees, agents, consultants or advisors, in their capacity as such; (C) the Grantee provides services to the Operating Company on a regular basis and in such capacity has access to such information, and has such experience of and involvement in the business and operations of the Operating Company, as the Grantee believes to be necessary and appropriate to make an informed decision to accept this Award; (D) Bonus Pool Units are subject to substantial risks; (E) the Grantee has been furnished with, and has reviewed and understands, information relating to this Award; (F) the Grantee has been afforded the opportunity to obtain such additional information as he or she deemed necessary before accepting this Award; (G) the Grantee has had an opportunity to ask questions of representatives of the Operating Company and the Company, or persons acting on their behalf, concerning this Award; and (H) the Grantee will provide services to Promote Pool LLC.

(ii) The Grantee hereby acknowledges that: (A) there will be no public market for Bonus Pool Units and neither the Operating Company nor the Company has any obligation or intention to create such a market; (B) transfers sales of Bonus Pool Units are subject to restrictions under the Securities Act and applicable state securities laws, in addition to the restrictions set forth herein and in the LLC Agreement; and (C) because of the restrictions on transfer or assignment of Bonus Pool Units set forth in the LLC Agreement and in this Agreement, the Grantee may have to bear the economic risk of his or her ownership of any Bonus Pool Units issued as a result of this Award for an indefinite period of time.
(d) Section 83(b) Election. In connection with each separate issuance of Bonus Pool Units under this Award, the Grantee hereby agrees to make an election to include in gross income in the year of transfer the applicable Bonus Pool Units pursuant to Section 83(b) of the Code substantially in the form attached hereto as Exhibit B and to supply the necessary information in accordance with the regulations promulgated thereunder. The Grantee agrees to file such election (or to permit Promote Pool LLC to file such election on the Grantee’s behalf) within thirty (30) days after the issuance of the Bonus Pool Units with the IRS Service Center where the Grantee files his or her personal income tax returns, and to file a copy of such election with the Grantee’s U.S. federal income tax return for the taxable year in which the Bonus Pool Units are awarded to the Grantee. So long as the Grantee holds any Bonus Pool Units, the Grantee shall disclose to Promote Pool LLC in writing such information as may be reasonably requested with respect to ownership of Bonus Pool Units as Promote Pool LLC may deem reasonably necessary to ascertain and to establish compliance with provisions of the Code applicable to Promote Pool LLC or to comply with requirements of any other appropriate taxing authority.
(e) Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.
(f) Governing Law. This Agreement is made under, and will be construed in accordance with, the laws of State of New York, without giving effect to the principles of conflict of laws of such State.
(g) No Obligation to Continue Position as an Employee. Neither the Company nor any Affiliate is obligated by or as a result of this Agreement to continue to have the Grantee as an employee, consultant or advisor and this Agreement shall not interfere in any way with the right of the Company or any Affiliate to terminate the Grantee’s Continuous Service at any time.
(h) Notices. Any notice to be given to the Company shall be addressed to the Secretary of the Company at 475 Tenth Avenue, New York, New York 10018 and any notice to be given the Grantee shall be addressed to the Grantee at the Grantee’s address as it appears on the employment records of the Company, or at such other address as the Company or the Grantee may hereafter designate in writing to the other.

(i) Withholding and Taxes. No later than the date as of which an amount first becomes includible in the gross income of the Grantee for income tax purposes or subject to the Federal Insurance Contributions Act withholding with respect to this Award, the Grantee will pay to the Company or, if appropriate, any of its Affiliates, or make arrangements satisfactory to the Committee regarding the payment of, any United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Grantee.
(j) Headings. The headings of paragraphs hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
(k) Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if each of the signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
(l) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and any successors to the Company, on the one hand, and any successors to the Grantee, on the other hand, by will or the laws of descent and distribution, but this Agreement shall not otherwise be assignable or otherwise subject to hypothecation by the Grantee.
(m) Section 409A. This Agreement shall be construed, administered and interpreted in accordance with a good faith interpretation of Section 409A of the Code. Any provision of this Agreement that is inconsistent with Section 409A of the Code, or that may result in penalties under Section 409A of the Code, shall be amended, with the reasonable cooperation of the Grantee the Company, to the extent necessary to exempt it from, or bring it into compliance with Section 409A of the Code.
[signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Award Agreement to be executed as of the date first above written.

MORGANS HOTEL GROUP CO.
By:
Name:
Title:

GRANTEE

Name:

IN WITNESS WHEREOF, the undersigned has caused this Award Agreement to be executed as of the date first above written.

MORGANS GROUP LLC
By:
Name:
Title:

SCHEDULE A TO 2011 PROMOTED INTEREST BONUS POOL
AWARD AGREEMENT

Date of Award Agreement: ________________
Name of Grantee: ________________________
Participation Percentage: ___________________
Grant Date: ______________________
Initials of Company representative:                      Initials of Grantee:

EXHIBIT A
CERTAIN PROVISIONS OF THE LLC AGREEMENT
The LLC Agreement will include the following provisions in substantially the form set forth below (capitalized terms shall have the meanings set forth in the Award Agreement to which this Exhibit A is attached, if defined therein, or in Section 8 hereof, and Section numbers shall refer to sections of this Exhibit A, unless otherwise stated ):
1. Distributions.
(a) Promptly following the receipt by Promote Pool LLC or any of its wholly owned subsidiaries of any Promoted Interest Proceeds, including the receipt of any proceeds assigned to Grantee in respect of any Eligible Promoted Interest, Promote Pool LLC shall distribute such Promoted Interest Proceeds (with respect to any distribution, the “Aggregate Proceeds”) to the Members on the following terms and conditions:
(i) If the Employee Unit Distribution Conditions are satisfied as of the date of receipt of such Promoted Interest Proceeds by Promote Pool LLC or any of its wholly owned subsidiaries, an amount equal to the product of (x) the Aggregate Employee Participation Percentage then outstanding in the series of Bonus Pool Units related to the Eligible Promoted Interest with respect to which the Promoted Interest Proceeds were received times (y) the Aggregate Proceeds shall be paid, or set aside for future payment, in accordance with Section 1(b) or 1(c); and
(ii) The remainder of such Aggregate Proceeds shall be paid to the Managing Member.
(b) All amounts referred to in Section 1(a)(i) (with respect to any distribution, the “Employee Member Share”) shall be applied as follows:
(i) An amount equal to the product of (x) each Employee Member’s Vested Participation Percentage at such time in such series of Bonus Pool Units times (y) the Aggregate Proceeds shall be paid to such Employee Member ;and
(ii) The remainder of the Employee Member Share shall be set aside and held by Promote Pool LLC for future payment in accordance with Section 1(c).
(c) All amounts referred to in Section 1(b)(ii) shall be applied as follows:
(i) At such time as any Employee Member’s Vested Participation Percentage in the applicable series of Bonus Pool Units increases after the initial distribution of the applicable Aggregate Proceeds under Section 1(b), an amount equal to (x) the product of (I) such Employee Member’s Vested Participation Percentage (after such increase) in such series of Bonus Pool Units times (II) the Aggregate Proceeds minus (y) the aggregate amount of such Aggregate Proceeds that previously paid to such Employee Member under Section 1(b)(i) or this Section 1(c)(i).

(ii) At such time as any Employee Member’s unvested Bonus Pool Units in the applicable series are forfeited pursuant to Section 4 of such Employee’s Award Agreement, an amount equal to the product of (x) a fraction, the numerator of which is the number of unvested Bonus Pool Units in the applicable series so forfeited and the denominator of which is the aggregate number of outstanding Bonus Pool Units in such series times (y) the applicable Aggregate Proceeds.
2. Management of the LLC. Except as otherwise provided in the LLC Agreement or by law, management of Promote Pool LLC is reserved to and shall be vested solely and exclusively in the Managing Member. The rights and authority of the Managing Member shall include, without limitation, the right and authority, in its sole discretion, to —
(a)	exercise all consent and voting rights with respect to the Eligible Promoted Interests,
(b)	sell, transfer, or otherwise dispose of the interest of Promote Pool LLC in any Eligible Promoted Interest, subject to compliance with the provisions of Section 7 below, and
(c)	issue additional Employee Units to persons granted 2011 Bonus Pool Awards, subject to the proviso at the end of Section 3(a) of the Award Agreements.
3. Amendments. The LLC Agreement, or any term or provision thereof, may be amended, waived, modified or supplemented from time to time by the Managing Member in its sole discretion; provided that any amendment to the provisions relating to the distribution of Promoted Interest Proceeds or the defined terms used therein that would materially adversely affect the rights or obligations of the holders of Employee Units granted hereunder shall require the consent of each Employee Member adversely affected thereby. .
4. Transfer of Employee Units. No Employee Member may Transfer all or any part of his or her Employee Units, or any interest therein, directly or indirectly, without the consent of the Managing Member, which consent may be withheld in the Managing Member’s sole discretion. No Transfer of Employee Units, or any interest therein, in violation of this Agreement shall be made or recorded on the books of Promote Pool LLC and any such Transfer shall be null and void, ab initio. An Employee Member shall have no right to grant an assignee of his or her Employee Units, or any interest therein, the right to become a substituted member in Promote Pool LLC. As used herein, “Transfer” means the sale, encumbrance, mortgage, hypothecation, assignment, pledge, exchange or other disposition or transfer (including by operation of law), directly or indirectly, of all or any portion of an Interest. For the avoidance of doubt, any indirect Transfer by an Employee Member or the Company through the transfer or issuance of any equity interest in any entity formed for the purpose of holding Employee Units or Managing Member Units, respectively, or any interest therein, shall constitute a Transfer.
5. Effect of Forfeiture of Unvested Units. At such time as any unvested Employee Units of any Employee Member in any series are forfeited pursuant to Section 4 of the such Employee Member’s award agreement, such unvested Employee Units shall be cancelled and the Manager Percentage Interest shall be increased by a percentage equal to the product of (x) the Unit Percentage Interest with respect to such series in effect immediately prior to such forfeiture times (y) the number of Employee Units in such series that were then forfeited.

6. Issuance of Additional Employee Units. The Managing Member, in its sole discretion, shall be entitled to issue additional Employee Units in any series at any time, which additional Employee Units may be accompanied by a reduction in the Manager Percentage Interest with respect to such series and a corresponding increase in the Aggregate Employee Participation Percentage for such series, or may represent the issuance of additional Employee Units without a change in the Aggregate Employee Participation Percentage, subject to the proviso at the end of [Section 3(a)] of the Award Agreements.
7. Ownership and Control of Eligible Promoted Interests. If the Managing Member elects to Transfer an Eligible Promoted Interest prior to the occurrence of the Sale Event with respect to such Eligible Promoted Interest (or the Sale Events with respect to all hotel properties related to such Eligible Promoted Interest), the vesting conditions set forth in Sections 3(b)(i)(B), 3(b)(ii)(B) and 3(b)(iii)(B) of the Award Agreements with respect to such Eligible Promoted Interest will be deemed to have been satisfied (to the extent that any such condition shall not previously have been satisfied) and the net proceeds received by Promote Pool LLC in connection with such Transfer shall be deemed to constitute Promoted Interest Proceeds, and shall be distributable in accordance with Section 1, subject to satisfaction of the Payment Conditions and subject to satisfaction of the vesting conditions set forth in Sections 3(b)(i)(A), 3(b)(ii)(A) and 3(b)(iii)(A) of the Award Agreements with respect to individual Employee Members (to the extent that such condition shall not previously have been satisfied). Any Transfer of an Eligible Promoted Interest to the Company or a subsidiary of the Company shall be made for an amount of cash equal to its Fair Market Value.
8. Certain Defined Terms. Capitalized terms defined in the Award Agreement to which this Exhibit A is attached shall have the meanings ascribed therein to such terms. The following capitalized terms used in this Exhibit A shall have the meanings set forth below:
(a) “Aggregate Employee Participation Percentage” means, with respect to any series of Bonus Pool Units and as of any date of determination, a percentage equal to (i) one hundred percent (100%) minus (ii) the Manager Percentage Interest with respect to such series then in effect.
(b) “Award Agreement” means, with respect to any Employee Member, the award agreement pursuant to which such Employee Member was granted a 2011 Bonus Pool Award.
(c) “Employee Unit Distribution Conditions” means, as of the date of any receipt by Promote Pool LLC or any of its wholly-owned subsidiaries of any Promoted Interest Proceeds, the following:
(i) the Common Share Return Condition shall be satisfied; and
(ii) the Company or a consolidated subsidiary of the Company continues to manage the applicable hotel property immediately following the applicable event giving rise to the Promoted Interest Proceeds.

(d) “Manager Percentage Interest” means, with respect to any series of Bonus Pool Units and as of any date of determination, a percentage equal to (i) one hundred percent (100%) minus (ii) the Designated Participation Percentage with respect to such series plus (iii) the aggregate increases in the Manager Percentage Interest with respect to such series pursuant to Section 5 minus (iv) the aggregate decreases in the Manager Percentage Interest with respect to such series pursuant to Section 6 in connection with the issuances of additional Employee Units with respect to such series.
(e) “Unit Percentage Interest” means, with respect to a single Employee Unit of any series as of the date of determination, a fraction (expressed as a percentage) equal to (i) the Aggregate Employee Participation Percentage with respect to such series as of such date divided by (ii) the aggregate number of Employee Units in such series then outstanding.
(f) “Vested Participation Percentage” means, with respect to any Employee Member and any series of Bonus Pool Units and as of any date of determination, a fraction, (x) the numerator of which is the aggregate number of Employee Units in such series held by such Employee Member that have vested in accordance with Section 3(b) of such Employee’s Award Agreement and (y) the denominator of which is the aggregate number of Employee Units in such series then outstanding.

EXHIBIT B
ELECTION TO INCLUDE IN GROSS INCOME IN YEAR OF
TRANSFER OF PROPERTY PURSUANT TO SECTION 83(B)
OF THE INTERNAL REVENUE CODE
The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:
1. The name, address and taxpayer identification number of the undersigned are:
Name:                                          (the “Taxpayer”)
Address:
Social Security No./Taxpayer Identification No.:
2. Description of property with respect to which the election is being made:
The election is being made with respect to                      Bonus Pool Units (Series [_____]) (the “Bonus Pool Units”) in MHG Employee Promoted Interest LLC (the “Company”).
3. The date on which the Bonus Pool Units were transferred is  _____  ______, 20_. The taxable year to which this election relates is calendar year 20_.
4. Nature of restrictions to which the Bonus Pool Units are subject:
(a)	With limited exceptions, until the Bonus Pool Units vest, the Taxpayer may not transfer in any manner any portion of the Bonus Pool Units without the consent of the Company.
(b)	The Taxpayer’s Bonus Pool Units (vest in accordance with the vesting provisions described in Annex 1 attached hereto. Unvested Bonus Pool Units are forfeited in accordance with the vesting provisions described in Annex 1 attached hereto.
5. The fair market value at time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the Bonus Pool Units with respect to which this election is being made was $_____ per Bonus Pool Unit .
6. The amount paid by the Taxpayer for the Award LTIP Units was $0 per Bonus Pool Unit.
7. A copy of this statement has been furnished to the Company and Morgans Group LLC.

Dated: , 20_____	Signature

ANNEX 1
Vesting Provisions of Bonus Pool Units
The Bonus Pool Units are subject to time-based and performance-based vesting with the final vesting percentage equaling the product of the time-based vesting percentage and the performance-based vesting percentage. Performance-based vesting will be from 0% to 100% based on the achievement of certain goals relating to hotel properties in which Morgans Group LLC or a subsidiary acquires an equity interest and becomes the hotel manager. Under the time-based vesting provisions, one hundred percent (100%) of the Bonus Pool Units will vest on the last day of the performance period, provided that the Taxpayer remains an employee of the Company or any of its affiliates through such date, subject to acceleration in the event of certain extraordinary transactions or termination of the Taxpayer’s service relationship with the Company under specified circumstances. Unvested Bonus Pool Units are subject to forfeiture in the event of failure to vest based on the passage of time or the determination of the performance-based percentage. The right to receive any payments with respect to vested Bonus Pool Units depends on a specified Morgan Hotel Group Co.’s (the “Company’s”) per-share total return to shareholders of Morgans Hotel Group Co. for the period from [                    ], 2011, to the proposed payment date.